Exhibit 99.1

OnDeck Reports Record Fourth Quarter and Full Year 2018 Financial Results

Fourth Quarter Highlights

•	Net income* of $14.0 million, $0.18 per diluted share

•	Adjusted Net income* of $15.9 million, $0.20 per diluted share

•	Gross revenue of $109.5 million, up 25% from 4Q 2017

Full Year Highlights

•	Net income of $27.7 million, $0.35 per diluted share

•	Adjusted Net income of $45.4 million, $0.58 per diluted share

•	Gross revenue of $398.4 million, up 14% from FY 2017

NEW YORK, February 12, 2019 /PRNewswire/ -- OnDeck® (NYSE:ONDK), the leader in online lending for small business, today announced fourth quarter 2018 Net income of $14.0 million, Adjusted Net income of $15.9 million and Gross revenue of $109.5 million, and full year 2018 Net income of $27.7 million, Adjusted Net income of $45.4 million and Gross revenue of $398.4 million.

“Our record fourth quarter earnings cap a year of significant progress at OnDeck, highlighted by strong growth and improved profitability,” said Noah Breslow, chief executive officer. “We solidified our position as the leading online lender to small businesses in the US, launched ODX, our platform-as-a-service business, and announced plans to scale our international operations and enter the equipment finance market. We advanced these initiatives while strengthening our balance sheet, improving our funding profile and increasing profitability. OnDeck enters 2019 with considerable momentum fueled by our US lending franchise and is well-positioned to drive additional shareholder value through our high-growth strategic initiatives in 2019 and beyond.”
Review of Financial Results for the Fourth Quarter of 2018

Net income was $14.0 million, or $0.18 per diluted share, and increased from $9.8 million, $0.12 per diluted share, in the prior quarter and $5.1 million, $0.07 per diluted share, in the year-ago period.

Adjusted Net income was $15.9 million, or $0.20 per diluted share, and increased from $13.2 million, $0.17 per diluted share, in the prior quarter and $8.1 million, $0.10 per diluted share, in the year-ago period.

Loans grew 5% sequentially and 23% from a year ago to $1,169 million. We had record origination volume of $658 million, a 2% increase from the third quarter and 21% increase from the year-ago quarter, the latter of which reflected growth across all channels. Compared to the prior quarter, term loan unit volume increased 4% to 9,677 while the average term loan size decreased slightly to $53 thousand.

Gross revenue increased to $109.5 million, up 6% from the prior quarter and 25% from the year-ago quarter, driven by higher Interest income that resulted from portfolio growth and higher yields. Loan Yield of 36.6% was essentially flat with the prior quarter and up from 34.8% the year-ago quarter reflecting improved pricing and portfolio performance.

Interest expense decreased from the prior quarter to $11.2 million despite a higher debt balance and higher market interest rates. The Cost of Funds Rate of 5.6%, improved from 6.1% the prior quarter and 6.5% in the year-ago quarter. The sequential improvement in funding costs and the cost of funds rate reflects the full period impact of debt refinancing completed in August. We also achieved an approximate 100 basis point savings on an approximately $120 million debt facility extension completed in December.

Net Interest Margin increased to 30.0% from 29.3% in the prior quarter and 27.2% in the year-ago quarter reflecting the improvements in Loan Yield and Cost of Funds Rate.

Provision for loan losses was $39.9 million, up slightly sequentially and $5.4 million from a year ago primarily reflecting increased origination volume. The Provision Rate of 6.0% remained at the low end of our annual guidance range. The 15+ Day Delinquency Ratio increased to 7.5% from 6.4% the prior quarter and 6.7% a year ago reflecting our decision to retain and collect on more 90-day plus delinquent loans and impacts from credit testing. The Net Charge-off Rate increased sequentially to 12.0% but remained below the prior year’s rate of 12.9% and was at the low end of our target range of 12-14%. The Reserve Ratio was 12.2% at year-end 2018, flat sequentially and up approximately 60 basis points from a year ago reflecting the portfolio quality trends.

Operating expenses of $45.0 million, which included a $1.1 million sales tax refund, increased from the comparable periods to support growth in the business and investments in our strategic initiatives. Our Efficiency Ratio of 41.1% was essentially flat sequentially and improved from 42.9% in the year ago quarter, while our Adjusted Efficiency Ratio rose to 39.4% from 38.1% the prior quarter, and was essentially flat with the year-ago quarter.

Total assets increased 2% sequentially and 17% from a year ago to $1,162 million driven by loan growth. Cash and cash equivalents were $60 million compared to $71 million in the prior and year-ago quarters. Debt of $816 million was up slightly from September 30, 2018 as sequential loan growth was largely funded with available liquidity, and increased at a rate commensurate with total asset growth from a year ago.

Total OnDeck stockholders’ equity of $300 million increased $15 million, or 5%, from the prior quarter and $38 million, or 14%, from a year ago. Book value per diluted common share outstanding of $3.77 increased from $3.58 the prior quarter and $3.39 a year ago.

Review of Financial Results for Full Year 2018

Net income of $27.7 million, or $0.35 per diluted share, improved from the Net loss of $11.5 million, $0.16 per diluted share, in 2017. Adjusted Net income was $45.4 million, or $0.58 per diluted share, improved from $4.2 million, $0.06 per diluted share, in 2017.

Gross revenue increased 14% to $398.4 million, driven by higher Interest income reflecting loan growth and higher yields. Loans grew 23% from a year ago driven by an 17% increase in origination volume to nearly $2.5 billion. Net Interest Margin increased from 26.1% a year ago to 29.0% as Loan Yield increased from 33.8% to 36.2% and the Cost of Funds Rate was essentially unchanged at 6.3%.

Credit costs decreased in 2018 with the Provision for loan losses declining $4.4 million to $148.5 million despite increased originations and a larger portfolio. The Net Charge-off Ratio improved to 11.3% from 15.8% during 2017 reflecting tightened underwriting standards and improved portfolio performance. The Reserve Ratio increased from 11.6% at year-end 2017 to 12.2% as we increased reserves to accommodate for the increase in late-stage delinquency that resulted from our decision to retain more past due loans for collection.

Operating expenses increased 7% to $177.5 million as efficiency initiatives in the U.S. lending operation were offset by investments in strategic growth initiatives. Our Efficiency Ratio improved from 47.3% in 2017 to 44.6% in 2018, while our Adjusted Efficiency Ratio improved from 42.9% to 40.1%, as the revenue growth rate outpaced the expense growth rate.

We had no provision for income taxes in 2017 or 2018.

2019 Full-Year and First Quarter Guidance

OnDeck provided following financial guidance for full-year 2019:

•	Gross revenue of $445 million to $465 million,

•	Net income of $20 million to $30 million and

•	Adjusted Net income of $30 million to $40 million.

The full-year 2019 financial guidance assumes the following trends relative to full-year 2018:

•	Low double-digit percentage growth in Loans,

•	A slight increase in Net Interest Margin driven by a lower cost of funds,

•	A slight increase in the Efficiency Ratio reflecting a $15 million incremental investment in growth initiatives,

•	A Provision Rate near the mid-point of our 6-7% target range, and

•	An effective tax rate of approximately 20% as the company expects to fully utilize its remaining net operating loss carry forwards in 2019.

Additionally, OnDeck provided the following financial guidance for the first quarter of 2019:

•	Gross revenue of $108 million to $112 million,

•	Net income of $2 million to $6 million, and

•	Adjusted Net income of $5 million to $9 million.

This guidance excludes any impact from our anticipated business combination with Evolocity Financial Group in Canada and assumes the macro-economic, small business lending and capital market environments remain steady.

* Net income (loss) as used in the narrative of this release is Net income (loss) attributable to On Deck Capital, Inc. common stockholders in the accompanying tables. Adjusted Net income (loss) is a Non-GAAP financial measure based on Net income (loss) attributable to On Deck Capital, Inc. common stockholders. See "About Non-GAAP Financial Measures."

Conference Call
OnDeck will host a conference call to discuss fourth quarter and full-year 2018 financial results on February 12, 2019 at 8:00 AM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, and Ken Brause, Chief Financial Officer. The conference call can be accessed toll free by dialing (866) 393-4306 for calls within the U.S., or by dialing (734) 385-2616 for international calls. The Conference ID is 9480069. A live webcast of the call will also be available at https://investors.ondeck.com under the Press & Events menu.

About OnDeck
OnDeck (NYSE: ONDK) is the proven leader in transparent and responsible online lending to small business. Founded in 2006, the company pioneered the use of data analytics and technology to make real-time lending decisions and deliver capital rapidly to small businesses. Today, OnDeck offers a wide range of online term loans and lines of credit customized for the needs of small business owners.  The company also offers bank clients a comprehensive technology and services platform that facilitates online lending to small business customers through ODX, a wholly-owned subsidiary. OnDeck has provided over $10 billion in loans to customers in 700 different industries across the United States, Canada and Australia. The company has an A+ rating with the Better Business Bureau and is rated 5 stars by Trustpilot. For more information, visit www.ondeck.com.

About Non-GAAP Financial Measures
This press release and its attachments include historical and projected “Adjusted” metrics including Adjusted Net income (loss), Adjusted Net income (loss) per share, Adjusted Efficiency Ratio, Adjusted Return on Assets and Adjusted Return on Equity. These financial measures are not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP, because they all exclude items required to be included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted metrics exclude items management deems to be non-representative of operating results or trends (“noteworthy items”) and expenses related to stock-based compensation, which are non-cash expenses. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as a substitute for or superior to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” and "Non-GAAP Guidance Reconciliation" later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will,” "enables," “targets,” “expects,” "intends," "may," “allows,” "plans," “continues,” “believes," "anticipates," "estimates" or similar expressions. These include statements regarding guidance on Gross revenue and Net income for 2019, the assumed Loan growth rate, Net Interest Margin, Net Charge-off Ratio, Loan Loss Reserve Ratio, Efficiency Ratio and effective tax rate, and macro-economic and other external factors. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from our forward-looking statements include risks relating to: (1) our ability to achieve consistent profitability in the future in light of our prior loss history; (2) worsening economic conditions that may result in decreased demand for our loans or services and increase our customers’ default rates; (3) the effectiveness of our risk management efforts; (4) our ability to accurately assess creditworthiness and forecast and reserve for losses; (5) disruptions in credit markets and the availability and cost of our key funding sources; (6) our growth strategies, including the introduction of new products or features, expanding ODX, our platform-as-a-service business, to other lenders, expansion into international markets, and our ability to effectively manage that growth; (7) changes in federal or state laws or regulations, or judicial decisions, if and when issued or enacted, involving licensing or supervision of commercial lenders, interest rate limitations, the enforceability of choice of law provisions in loan agreements, the validity of bank sponsor partnerships, the use of brokers or other significant changes; (8) our ability to prevent or discover security breaches, disruption in service and comparable events that could compromise confidential information held in our data systems or adversely impact our ability to service our loans; (9) our ability to hire and retain necessary qualified employees in a competitive labor market; and (10) the impact of competition in our industry and innovation by our competitors; and other risks, including those described in our Annual Report on Form 10-K for the year ended December 31, 2017 and in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission’s website at www.sec.gov. Except as required by law, we undertake no duty to update the information in this press release.

Investor Contact:
Steve Klimas
646.668.3582
sklimas@ondeck.com

Media Contact:
Jim Larkin
203.526.7457

jlarkin@ondeck.com

OnDeck, the OnDeck logo, OnDeck Score, OnDeck Marketplace, and ODX are trademarks of On Deck Capital, Inc.
SOURCE On Deck Capital, Inc.

On Deck Capital, Inc.
Consolidated Statements of Operations
(unaudited, $ in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2018	2017	2018	2017
Revenue:
Interest income	$105,363	$83,621	$383,579	$334,575
Gain on sales of loans	—	595	—	2,485
Other revenue	4,116	3,525	14,797	13,890
Gross revenue	109,479	87,741	398,376	350,950
Cost of revenue:
Provision for loan losses	39,853	34,431	148,541	152,926
Interest expense	11,230	11,270	47,075	46,199
Total cost of revenue	51,083	45,701	195,616	199,125
Net revenue	58,396	42,040	202,760	151,825
Operating expense:
Sales and marketing	11,207	10,696	44,082	52,786
Technology and analytics	13,642	11,432	50,866	53,392
Processing and servicing	5,645	4,555	21,209	18,076
General and administrative	14,467	10,999	61,333	41,916
Total operating expense	44,961	37,682	177,490	166,170
Income (loss) from operations, before provision for income taxes	13,435	4,358	25,270	(14,345)
Provision for income taxes	—	—	—	—
Net income (loss)	13,435	4,358	25,270	(14,345)
Less: Net income (loss) attributable to noncontrolling interest	(604)	(738)	(2,411)	(2,811)
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$14,039	$5,096	$27,681	$(11,534)
Net income (loss) per share attributable to On Deck Capital, Inc. common stockholders:
Basic	$0.19	$0.07	$0.37	$(0.16)
Diluted	$0.18	$0.07	$0.35	$(0.16)
Weighted-average common shares outstanding:
Basic	75,504,595	73,708,613	74,561,019	72,890,313
Diluted	79,591,252	77,153,920	78,549,940	72,890,313

On Deck Capital, Inc.
Percentage of Average Interest Earning Assets
(unaudited, $ in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2018	2017	2018	2017
Revenue:
Interest income	33.6%	31.4%	33.0%	30.3%
Gain on sales of loans	—%	0.2%	—%	0.2%
Other revenue	1.3%	1.3%	1.3%	1.3%
Gross revenue	34.9%	33.0%	34.3%	31.8%
Cost of revenue:
Provision for loan losses	12.7%	12.9%	12.8%	13.9%
Interest expense	3.6%	4.2%	4.1%	4.2%
Total cost of revenue	16.3%	17.2%	16.8%	18.1%
Net revenue	18.6%	15.8%	17.5%	13.8%
Operating expense:
Sales and marketing	3.6%	4.0%	3.8%	4.8%
Technology and analytics	4.4%	4.3%	4.4%	4.8%
Processing and servicing	1.8%	1.7%	1.8%	1.6%
General and administrative	4.6%	4.1%	5.3%	3.8%
Total operating expense	14.3%	14.2%	15.3%	15.1%
Income (loss) from operations	4.3%	1.6%	2.2%	(1.3)%
Net income (loss) before provision for income taxes	4.3%	1.6%	2.2%	(1.3)%
Provision for income taxes	—%	—%	—%	—%
Net income (loss)	4.3%	1.6%	2.2%	(1.3)%

Memo:
Average Interest Earning Assets	$1,245,057	$1,055,496	$1,161,608	$1,103,063

On Deck Capital, Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited, $ in thousands, except share and per share data)

	December 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$59,859	$71,362
Restricted cash	37,779	43,462
Loans held for investment	1,169,157	952,796
Less: Allowance for loan losses	(140,040)	(109,015)
Loans held for investment, net	1,029,117	843,781
Property, equipment and software, net	16,700	23,572
Other assets	18,115	13,867
Total assets	$1,161,570	$996,044
Liabilities and equity
Liabilities:
Accounts payable	$4,011	$2,674
Interest payable	2,385	2,330
Debt	816,231	692,254
Accrued expenses and other liabilities	34,654	32,730
Total liabilities	857,281	729,988
Stockholders’ equity (deficit):
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 79,135,510 and 77,284,266 shares issued and 75,375,341 and 73,822,001 outstanding at December 31, 2018 and 2017, respectively.	396	386
Treasury stock—at cost	(9,822)	(7,965)
Additional paid-in capital	506,169	492,509
Accumulated deficit	(195,155)	(222,833)
Accumulated other comprehensive loss	(1,832)	(52)
Total On Deck Capital, Inc. stockholders' equity	299,756	262,045
Noncontrolling interest	4,533	4,011
Total equity	304,289	266,056
Total liabilities and equity	$1,161,570	$996,044

Memo:
Unpaid Principal Balance[1]	$1,144,954	$936,239
Loans[2]	$1,169,157	$952,796
Interest Earning Assets[3]	$1,266,795	$1,067,619
Book Value Per Diluted Share	$3.77	$3.39

On Deck Capital, Inc. and Subsidiaries
Consolidated Average Balance Sheets4
(unaudited, $ in thousands)

	Average Three Months Ended December 31,		Average Twelve Months Ended December 31,
	2018	2017	2018	2017
Assets
Cash and cash equivalents	$51,523	$50,692	$48,833	$55,725
Restricted cash	52,133	51,312	54,944	57,053
Loans held for investment	1,141,401	953,492	1,057,831	990,285
Less: Allowance for loan losses	(137,960)	(106,199)	(126,260)	(108,821)
Loans held for investment, net	1,003,441	847,293	931,571	881,464
Loans held for sale	—	—	—	355
Property, equipment and software, net	16,364	24,110	17,949	26,636
Other assets	17,423	15,775	15,651	17,759
Total assets	$1,140,884	$989,182	$1,068,948	$1,038,992
Liabilities and equity
Liabilities:
Accounts payable	$4,475	$2,961	$3,717	$3,284
Interest payable	2,337	2,226	2,392	2,301
Debt	805,527	691,476	751,040	740,500
Accrued expenses and other liabilities	31,768	31,392	31,355	33,265
Total liabilities	844,107	728,055	788,504	779,350

Total On Deck Capital, Inc. stockholders' equity	291,893	256,848	275,525	254,641
Noncontrolling interest	4,884	4,279	4,919	5,001
Total equity	296,777	261,127	280,444	259,642
Total liabilities and equity	$1,140,884	$989,182	$1,068,948	$1,038,992

Memo:
Unpaid Principal Balance	$1,118,140	$937,021	$1,037,563	$972,269
Loans	$1,141,401	$953,492	$1,057,831	$990,642
Interest Earning Assets	$1,245,057	$1,055,496	$1,161,608	$1,103,063

Supplemental Information

Key Performance Metrics
($ in thousands, except percentage data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2018	2017	2018	2017
Originations[5]	$658,487	$546,360	$2,483,596	$2,114,663
Loan Yield[6]	36.6%	34.8%	36.2%	33.8%
Cost of Funds Rate[7]	5.6%	6.5%	6.3%	6.2%
Net Interest Margin[8]	30.0%	27.2%	29.0%	26.1%
Provision Rate[9]	6.0%	6.4%	6.0%	7.5%
Reserve Ratio[10]	12.2%	11.6%	12.2%	11.6%
15+ Day Delinquency Ratio[11]	7.5%	6.7%	7.5%	6.7%
Net Charge-off Rate[12]	12.0%	12.9%	11.3%	15.8%
Efficiency Ratio[13]	41.1%	42.9%	44.6%	47.3%
Adjusted Efficiency Ratio14 (a)	39.4%	39.5%	40.1%	42.9%
Return on Assets[15]	4.9%	2.1%	2.6%	(1.1)%
Adjusted Return on Assets16 (a)	5.6%	3.3%	4.3%	0.4%
Return on Equity[17]	19.2%	7.9%	10.0%	(4.5)%
Adjusted Return on Equity18 (a)	21.8%	12.6%	16.5%	1.6%

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2018	2017	2018	2017
Activity in the Allowance for Loan Losses
Allowance for loan losses beginning of period	$133,644	$104,872	$109,015	$110,162
+ Provision for loan losses	39,853	34,431	148,541	152,926
- Gross charge-offs	(36,779)	(35,314)	(130,695)	(171,272)
+ Recoveries	3,322	5,026	13,179	17,199
Allowance for loan losses end of period	$140,040	$109,015	$140,040	$109,015

Activity in Loan Held for Investment Balances	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Unpaid Principal Balance beginning of period	$1,095,792	$940,881	$936,239	$980,451
+ Total originations(b)	658,487	546,360	2,483,596	2,114,663
- Marketplace originations	—	(7,100)	—	(63,065)
- Sales of other loans(c)	—	(9,998)	—	(10,498)
+ Purchase of Loans	—	111	801	13,841
- Net charge-offs	(33,457)	(30,288)	(117,516)	(154,073)
- Principal paid down(d)	(575,868)	(503,727)	(2,158,166)	(1,945,080)
Unpaid Principal Balance end of period	1,144,954	936,239	1,144,954	936,239
+ Net deferred origination costs	24,203	16,557	24,203	16,557
Loans held for investment	1,169,157	952,796	1,169,157	952,796
- Allowance for loan losses	(140,040)	(109,015)	(140,040)	(109,015)
Loans held for investment, net	$1,029,117	$843,781	$1,029,117	$843,781

(a) Non-GAAP measure. See "About Non-GAAP Financial Measures," and "Non-GAAP Reconciliations" and related footnotes elsewhere in this press release.
(b) Includes Unpaid Principal Balance of term loans rolled into new originations of $110.2 million and $85.3 million in the three months ended December 31, 2018 and 2017, respectively, and $368.4 million and $306.2 million for the twelve months ended December 31, 2018 and 2017, respectively.

(c) Includes loans sold that were previously designated as held for investment in at least one fiscal quarter prior to the quarter in which they were sold.
(d) Excludes principal that was paid down related to renewed loans sold in the period which were designated as held for investment in the amount of $0 and $0 million in the three months ended December 31, 2018 and 2017, respectively, and $0 million and $0.2 million for the twelve months ended December 31, 2018 and 2017, respectively.

Supplemental Information

Non-GAAP Reconciliations
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$14,039	$5,096	$27,681	$(11,534)
Stock-based compensation expense	2,967	2,994	11,819	12,515
Real estate disposition charges	—	—	4,187	—
Severance and executive transition expenses	—	—	911	3,183
Debt Extinguishment Costs	—	—	1,935	—
Sales Tax Refund	(1,097)	—	(1,097)	—
Adjusted Net income (loss)[19]	$15,909	$8,090	$45,436	$4,164
Adjusted Net income (loss) per share[20]:
Basic	$0.21	$0.11	$0.61	$0.06
Diluted	$0.20	$0.10	$0.58	$0.06
Weighted-average common shares outstanding:
Basic	75,504,595	73,708,613	74,561,019	72,890,313
Diluted	79,591,252	77,153,920	78,549,940	72,890,313

	Three Months Ended December 31,		Twelve Months Ended December 31,
Reconciliation of Return on Assets to Adjusted Return on Assets	2018	2017	2018	2017
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$14,039	$5,096	$27,681	$(11,534)
Average Total Assets	1,140,884	989,182	1,068,948	1,038,992
Return on Assets	4.9%	2.1%	2.6%	(1.1)%
Adjustments:
Stock-based compensation expense	2,967	2,994	11,819	12,515
Real estate disposition charges	—	—	4,187	—
Severance and executive transition expenses	—	—	911	3,183
Debt Extinguishment Costs	—	—	1,935	—
Sales Tax Refund	(1,097)	—	(1,097)	—
Adjusted Net income (loss)	$15,909	$8,090	$45,436	$4,164
Average Total Assets	1,140,884	989,182	1,068,948	1,038,992
Adjusted Return on Assets	5.6%	3.3%	4.3%	0.4%

	Three Months Ended December 31,		Twelve Months Ended December 31,
Reconciliation of Return on Equity to Adjusted Return on Equity	2018	2017	2018	2017
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$14,039	$5,096	$27,681	$(11,534)
Average OnDeck Stockholders' Equity	291,893	256,848	275,525	254,641
Return on Equity	19.2%	7.9%	10.0%	(4.5)%
Adjustments:
Stock-based compensation expense	2,967	2,994	11,819	12,515
Real estate disposition charges	—	—	4,187	—
Severance and executive transition expenses	—	—	911	3,183
Debt Extinguishment Costs	—	—	1,935	—
Sales Tax Refund	(1,097)	—	(1,097)	—
Adjusted Net income (loss)	$15,909	$8,090	$45,436	$4,164
Average OnDeck Stockholders' Equity	291,893	256,848	275,525	254,641
Adjusted Return on Equity	21.8%	12.6%	16.5%	1.6%

	Three Months Ended December 31,		Twelve Months Ended December 31,
Reconciliation of Efficiency Ratio to Adjusted Efficiency Ratio	2018	2017	2018	2017
Total operating expense	$44,961	$37,682	$177,490	$166,170
Gross revenue	109,479	87,741	398,376	350,950
Efficiency Ratio	41.1%	42.9%	44.6%	47.3%
Adjustments:
Stock-based compensation expense	2,967	2,994	11,819	12,515
Real estate disposition charges	—	—	4,187	—
Severance and executive transition expenses	—	—	911	3,183
Debt Extinguishment Costs	—	—	1,935	—
Sales Tax Refund	(1,097)	—	(1,097)	—
Operating Expenses Less Noteworthy Items	$43,091	$34,688	$159,735	$150,472
Gross revenue	109,479	87,741	398,376	350,950
Adjusted Efficiency Ratio	39.4%	39.5%	40.1%	42.9%

Adjusted Net Income is used in the calculation of Adjusted Return on Assets and Adjusted Return on Equity, all of which are Non-GAAP measures. Additionally, the same adjustments contained in the above reconciliation of Net Income to Adjusted Net Income are used to adjust Operating expense in the calculation of the Adjusted Efficiency Ratio, a Non-GAAP measure.

Non-GAAP Guidance Reconciliation
(in millions)

	Three Months Ending March 31,		Twelve Months Ending December 31,

	2019		2019
	Low	High	Low	High
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$2	$6	$20	$30
Stock-based compensation (after tax)	3	3	10	10
Adjusted Net income	$5	$9	$30	$40

Supplemental Channel Information

Quarterly Origination Channel Distribution

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Percentage of originations (dollars)
Direct	45%	50%	46%	52%
Strategic Partner	27%	22%	25%	21%
Funding Advisor	28%	28%	29%	27%

Notes:
(1)Unpaid Principal Balance represents the total amount of principal outstanding of term loans held for investment, amounts outstanding under lines of credit and the amortized cost of loans purchased from other than issuing bank partners at the end of the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period.
(2)Loans represents the sum of Loans held for investment and Loans held for sale at end of the period.
(3)Interest Earning Assets represents the sum of Loans plus Cash and Cash Equivalents plus Restricted Cash. Average Interest Earnings Assets is calculated as the average of Interest Earnings Assets at the beginning of the period and the end of each month in the period.
(4)Average Balance Sheet items for the period represent the average as of the beginning of the first month of the period and as of the end of each month of the period.
(5)Originations represent the total principal amount of the term loans we made during the period, plus the total amount drawn on lines of credit during the period. Many of our repeat term loan customers renew their term loans before their existing term loan is fully repaid. In accordance with industry practice, originations of such repeat term loans are presented as the full renewal loan principal, rather than the net funded amount, which would be the renewal term loan’s principal net of the unpaid principal balance on the existing term loan. Loans referred to, and funded by, our issuing bank partners and later purchased by us are included as part of our originations.
(6)Loan Yield is the rate of return we achieve on loans outstanding during a period. It is calculated as annualized Net Interest income on Loans including Amortization of net deferred origination costs divided by average Loans. Annualization is based on 365 days per year and is calendar day-adjusted.
(7)Cost of Funds Rate is calculated as Interest expense divided by average Debt outstanding for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(8)Net Interest Margin is calculated as annualized Net Interest income divided by average Interest Earning Assets. Net Interest income represents Interest income less Interest expense during the period. Annualization is based on 365 days per year and is calendar day-adjusted.
(9)Provision Rate equals the Provision for loan losses for the period divided by Originations of Loans held for investment for the period. Because we reserve for probable credit losses inherent in the portfolio upon origination, this rate is significantly impacted by the expectation of credit losses for the period’s originations volume. This rate may also be impacted by changes in loss expectations for loans originated prior to the commencement of the period.
(10)Reserve Ratio is our Allowance for loan losses as of the end of the period divided by the Unpaid Principal Balance as of the end of the period.
(11)15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our loans that are 15 or more calendar days past due as of the end of the period as a percentage of the Unpaid Principal Balance at the end of the period. The Unpaid Principal Balance for our loans that are 15 or more calendar days past due includes loans that are paying and non-paying. Because our loans require daily and weekly repayments, excluding weekends and holidays, they may be deemed delinquent more quickly than loans from traditional lenders that require only monthly payments.
(12)Net Charge-off Rate is calculated as our annualized net charge-offs for the period divided by the average Unpaid Principal Balance outstanding during the period. Net charge-offs are charged-off loans in the period, net of recoveries of prior charged-off loans in the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(13)Efficiency Ratio is a measure of operating efficiency and is calculated as Total operating expense for the period divided by Gross revenue for the period.
(14)Adjusted Efficiency Ratio is non-GAAP measure calculated as Total operating expense divided by Gross revenue for the period, adjusted to exclude (a) stock-based compensation expense and (b) items management deems to be non-representative of operating results or trends, all as shown in the non-GAAP reconciliation presentation of this metric. We believe Adjusted Efficiency Ratio is useful because it provides investors and others with a supplemental operating efficiency metric to present our operating efficiency across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically. Our use of Adjusted Efficiency Ratio has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to our Efficiency Ratio, which is which is the most comparable GAAP metric.
(15)Return on Assets is calculated as annualized Net income (loss) attributable to On Deck Capital, Inc. common stockholders for the period divided by average Total assets for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(16)Adjusted Return on Assets is a non-GAAP measure calculated as Adjusted Net income (loss) for the period divided by average Total Assets for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted. We believe Adjusted Return on Assets is useful because it provides investors and others with a supplemental metric to assess our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically, all as shown in the non-GAAP reconciliation presentation of this metric. Our use of Adjusted Return on Assets has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to Return on Assets, which is the most comparable GAAP metric.
(17)Return on Equity is calculated as annualized Net income (loss) attributable to On Deck Capital, Inc. common stockholders for the period divided by average Total On Deck Capital, Inc. stockholders’ equity for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(18)Adjusted Return on Equity is a non-GAAP measure calculated as Adjusted Net Income (Loss) attributable to On Deck Capital, Inc. common stockholders for the period divided by average Total On Deck Capital, Inc. stockholders’ equity for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted. We believe Adjusted Return on Equity is useful because it provides investors with a supplemental metric to assess our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically, all as shown in the non-GAAP reconciliation presentation of this metric. Our use of Adjusted Return on Equity has limitations as an analytical tool and you should not consider it in isolation, as a substitute or superior to Return on Equity, which is the most comparable GAAP metric.
(19)Adjusted Net income (loss) is a non-GAAP measure calculated as Net income (loss) attributable to On Deck Capital, Inc. common stockholders adjusted to exclude from Net income (loss) attributable to On Deck Capital, Inc. common stockholders (a) stock-based compensation expense and (b) items management deems to be non-representative of operating results or trends, all as shown in the non-GAAP reconciliation presentation of this metric. We believe Adjusted Net income (loss) is useful because it provides investors and others with a supplemental profitability metric to present our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically. Our use of Adjusted Net income (loss) has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to Net income (loss) attributable to On Deck Capital, Inc. common stockholders, which is the most comparable GAAP metric.
(20)Adjusted Net income (loss) per share is a non-GAAP measure calculated as Adjusted Net income (loss) divided by the weighted average common shares outstanding during the period. We believe Adjusted Net income (loss) per share is useful because it provides investors and others with a supplemental profitability metric to present our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically. Our use of Adjusted Net income (loss) per share has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to Net income (loss) attributable to On Deck Capital, Inc. common stockholders per share, which is the most comparable GAAP metric.